Exhibit 10.28

May 6, 2003

THIS AGREEMENT INCLUDES A GENERAL RELEASE OF CLAIMS.

FEEL FREE TO TAKE 21 DAYS TO CONSIDER THIS AGREEMENT BEFORE

SIGNING IT.  WE ALSO ADVISE YOU TO CONSULT A LAWYER PRIOR TO

SIGNING THIS AGREEMENT.

YOU HAVE 7 DAYS AFTER YOU SIGN THIS AGREEMENT TO REVOKE IT.

SEVERANCE AGREEMENT CONTAINING

GENERAL RELEASE OF EMPLOYEE’S RIGHTS

                This Severance Agreement Containing a General Release of my Rights (Agreement) is entered into between myself, Robert M. Lallo, Holliston, MA 01746 (“Mr. Lallo”), and the Abington Bancorp, Inc. (Abington Bancorp, Inc., together with its direct and indirect subsidiaries is hereinafter referred to as “Abington Savings Bank”), on the date on which I sign it.  In consideration of the covenants undertaken, the releases contained in this Agreement, and the promises made in this Agreement, the Abington Savings Bank  and I hereby agree as follows:

1.                                       Employment Separation.  My employment with the Abington Savings Bank will terminate on the  date on which Abington Bancorp, Inc. files it Annual Report on Form 10-K for the year ended December 31, 2002 with the Securities and Exchange Commission (“Separation Date”), May 15, 2003.

2.                                       Severance Payment.  In return for the execution of this Agreement and Release, the Abington Savings Bank agrees to pay me ten (10) months of severance pay at my current rate of pay, less applicable withholding taxes and other ordinary payroll deductions (“applicable deductions”).  These payments will be made in the normal payroll cycles of Abington Savings Bank, commencing with the first payroll cycle following the later of (i) the revocation period described in Section 15 below and (ii) the Separation Date (“Severance Payments”).

3.                                       Benefits Eligibility.  In addition to the severance payments described above, also in exchange for the execution of this Agreement, for the period of time that I am receiving Severance Payments, Abington Savings Bank will also make contributions towards my medical insurance premiums so long as I am both eligible for and enrolled in the Abington Savings Bank’s medical plan on my separation date.  The contributions which the Abington Savings Bank will make toward my health insurance premiums will be for only so long as I am receiving Severance Payments in accordance with this Agreement, and will be in an amount equal to that which was made by the Abington Savings Bank on my behalf while I was an employee.  I agree and acknowledge that I shall remain responsible for the payment of my share of the insurance premium for said medical insurance.  I agree that the Abington Savings Bank should deduct my portion of the health insurance from my severance payments. The parties understand and agree that I will be provided with COBRA notification upon conclusion of my severance payments.

4.                                       Acknowledgment.  I acknowledge that the benefits provided under this Agreement are more than I would have received in the absence of my signing this Agreement and giving the Release contained within.  I understand that I am eligible to receive any earned and unused vacation time that I have available under Abington Savings Bank’s policy, regardless of whether or not I sign this Agreement.  I also understand that Abington Savings Bank has agreed to pay me until the Separation Date, regardless of whether or not I choose to enter into this Agreement.

5.                                       Confidentiality.

a.               To the extent permitted by law, I shall not disclose to any third party secrets or any other financial or business information relating to the Abington Savings Bank of a kind which is not disclosed publicly in the ordinary course of business, except if I am required to disclose such information pursuant to subpoena, to assist in a lawful fraud investigation, or by other compulsory legal process.  If I receive a subpoena, other legal process or a request which seeks information about the Abington Savings Bank I shall, where permitted by law, immediately notify the Abington Savings Bank of that fact prior to responding to such legal process or request.

b.              I shall not disclose to any person other than my attorney and accountant the benefits provided for in this Agreement, or the existence of or content of this Agreement or any discussions concerning, regarding, relating to, or leading up to this Agreement.  If I disclose information related to this Agreement to my attorney or accountant, I shall obtain from each of them their agreement to be bound by this confidentiality provision prior to disclosing to them any information covered by this confidentiality provision.

c.               I shall immediately return to the Abington Savings Bank any and all property of the Abington Savings Bank in my possession, custody or control, including without limitation, any documents or other materials, regardless of format, which pertain to the operations of Abington Savings Bank.

6.                                       Conduct.  I agree that I will not engage in any conduct that is injurious to the reputation or interests of the Abington Savings Bank, or any of the Abington Savings Bank Releasees as defined below, including but not limited to disparaging the Abington Savings Bank or any Abington Savings Bank  Releasees, unless otherwise required by law. Abington Savings Bank agrees that it will not undertake any action for the purpose of causing injury to my reputation or interests, unless otherwise required by law.

7.                                       Return of Bank Property.  I acknowledge and agree that I have returned all

                                                Abington Savings Bank property previously in my possession, including but not limited to any equipment, keys, and credit cards, as well as any documents and files (and any copies thereof).

8.             Provision of Ongoing Transitional Services to the Bank.  I acknowledge and agree that throughout the ten month period that I will be receiving severance payments as described in this Agreement, I will provide the Abington Savings Bank with transitional services on an as-needed basis as reasonably determined by the Abington Savings Bank.  This means that, among other things, I will be available to the Abington Savings Bank to provide advice, counseling or other types of transitional services as may be requested by Abington Savings Bank and as may be needed by Abington Savings Bank.  Abington Savings Bank agrees that the consulting services to be provided pursuant to this paragraph 8 shall not be in excess of an average of 10 hours per week (it being understood that such limit shall not apply to any services to be provided under paragraph 9). The severance payments included in this Agreement will, in addition to providing consideration for other terms of this Agreement, also provide me compensation for any and all transitional services that I may be asked to provide pursuant to this Section.  I understand, however, that nothing in this Section changes or alters in any way my employment Separation Date as described above.

9.                                       Cooperation as to Accounting and Other Inquiries.  During the period following the termination of my employment I agree to cooperate fully with Abington Savings Bank in (x) any preparation, review, revision or restatement of any financial statements or related books and records relating to the time during which I was employed by Abington Savings Bank (the “Employment Period”) and (y) the defense or prosecution of any investigations, inquiries, claims or actions now in existence or which may be brought in the future against or on behalf of Abington Savings Bank which relate to events or occurrences that transpired during the Employment Period, including any actions, investigations or proceedings involving Nasdaq, the Securities and Exchange Commission, or any other regulatory authority.  My full cooperation in connection with such claims or actions will include, but not be limited to, being available to meet with counsel to prepare for discovery, hearing, interview or trial and to act as a witness on behalf of Abington Savings Bank at mutually convenient times.  During the period following the termination of my employment I also agree to cooperate fully with Abington Savings Bank in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relate to events or occurrences that transpired during the Employment Period.  Abington Savings Bank will reimburse you for any reasonable out-of-pocket expenses incurred by you in connection with your performance of your obligations pursuant to this Section 9, such reimbursement not to include payment for any time you might spend performing such services.

10.                                 Successors and Assigns.  In the event that the Abington Savings Bank should change form and/or be merged or consolidated into another organization, the terms of this Agreement shall inure to the benefit of, and be assumed by, the entity resulting from such change.  This Agreement shall be binding upon and inure to the benefit of my successors and assigns, as well as those of the Abington Savings Bank, but I may not assign this Agreement without the Abington Savings Bank’s prior written consent.

11.           General Waiver and Release of My Claims and Rights Up to the Date of This Agreement.  In exchange for the consideration described in this Agreement, to the extent permitted by law, I hereby, on behalf of myself, my Abington Savings Bank, and any affiliated corporations (parent and/or subsidiary), divisions, or entities, either past or present, and each of them, as well as each of their directors, founders executors, heirs, administrators, assigns and anyone else claiming by, through or under me, irrevocably and unconditionally give up, waive, release, acquit and forever discharge Abington Savings Bank, and any affiliated corporations (parent and/or subsidiary), divisions, or entities, either past or present, and each of them, as well as each of their directors, founders, predecessors, successors, assigns, agents, directors, officers, employees, former employees, representatives, attorneys, related parties, assigns, and successors, past or present, and all persons acting by, through, under or in concert with any of them (collectively “Releases”), or any of them, from any and all charges, complaints, claims, grievances, liabilities, obligations, promises, agreements, controversies, damages, judgments, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred), of any nature whatsoever, known or unknown, suspected or unsuspected, and whether or not concealed or hidden (“Claim” or “Claims”), which I now have, own, or hold, or claim to have, own, or hold, or which I at any time heretofore had, owned, or held, or claimed to have, own or hold against each or any of the Releasees arising out of any matter existing on, up to, and including the date of this Agreement, including, without limiting the generality of the foregoing, express or implied, those Claims arising out of or in connection with my employment and cessation of employment with the Abington Savings Bank, all Claims for breach of express or implied contract; all Claims for wages; all Claims for wrongful termination of employment whether in contract or tort; all Claims for defamation, libel, slander or intentional, reckless, or negligent infliction of emotional distress; all Claims for breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; all Claims for interference with contractual or advantageous relations, whether prospective or existing; all Claims for discrimination under state or federal law; including without limitation M.G.L. c. 151B, §1 et seq., as amended, Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., as amended, the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., as amended, the Older Workers Protection Act of 1990, the Americans with Disabilities Act of 1990, 42 U.S.C. §12101 et seq., the Employee Retirement Income Security Act of 1973, 29 U.S.C. §1001 et seq.; all Claims for bonus, sick leave, holiday pay, severance pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, and all Claims for attorneys’ fees and costs associated therewith.  However, nothing in this paragraph shall be construed to bar me from enforcement of my rights under this Agreement or limit me in any way not permitted by law.

12.                                 No Effect on Indemnification.  Abington Savings Bank has agreed that nothing contained in this Agreement shall have any effect on such as I may have under the indemnification provisions of the by-laws of each of Abington Bancorp, Inc. and Abington Savings Bank.

13.                                 ADEA Waiver.  I expressly acknowledge and agree that, by entering into this Agreement, I am waiving any and all rights or claims that I may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement.  I further expressly acknowledge and agree that:

a.               In return for this Agreement, I will receive compensation beyond that to which I was already entitled to receive before entering into this Agreement;

b.              I am hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

c.               I was given a copy of this Agreement on May 12, 2003, and informed that I had twenty-one (21) days to consider signing it; and

d.              I was informed that I have seven (7) days following the date of execution of this Agreement in which to revoke the Agreement.

14.                                 No Law Violation.  I understand that the Abington Savings Bank is offering me the option of entering into this Agreement on the terms and conditions as set forth herein in order to assist me in my employment transition, to recognize my years of service, to further an amicable separation between me and Abington Savings Bank, and to resolve any and all disputes which I may or may not have with the Abington Savings Bank and/or any of the Abington Savings Bank Releasees.  This Agreement does not mean that the Abington Savings Bank or any other Releasee has violated or admits to having violated any law or admits to having acting in any way in violation of any of my rights.  Abington Savings Bank expressly denies any violation of any of its policies, procedures, state or federal laws or regulations and/or any wrongdoing.

15.                                 When this Agreement Becomes Effective.  I understand that I have seven (7) days from the date I sign this Agreement to revoke this Agreement by sending a letter, by certified mail, to James McDonough, President and CEO, Abington Savings Bank, 97 Libbey Industrial Parkway, Suite 400, Weymouth, MA 02338.   This Agreement will become effective and enforceable seven (7) days following my execution, unless it is revoked during the seven-day period.

16.                            Entire Agreement.  This is the complete Agreement between me and the Abington Savings Bank and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof.  Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party.  This is a fully integrated document which can be modified only in a writing signed by each party.

17.                                 Applicable Law.  This Agreement shall be deemed to be made and entered into in the Commonwealth of Massachusetts, and shall in all respects be interpreted, enforced and governed under the laws of said Commonwealth.  The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

18.                                 Severability.  In case any one or more of the provisions of this Agreement shall be found to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.  Further, any provision found to be invalid, illegal or unenforceable shall be deemed, without further action on the part of the parties hereto, to be modified, amended and/or limited to the minimum extent necessary to render such clauses and/or provisions valid and enforceable.

19.                                 Counterparts.  This Agreement may be executed in counterparts, and each counterpart shall have the efficacy of a signed original.  Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

20.                                 Headings. The Section headings in this Agreement are for reference purposes only and shall not be deemed to be part of this Agreement or to affect the meaning or interpretation of this Agreement.

BY PLACING MY SIGNATURE BELOW I CERTIFY THAT I HAVE READ AND ACCEPT ALL OF THE FOREGOING TERMS AND CONDITIONS AS OF THIS 12TH DAY OF MAY, 2003.

/s/	Robert M. Lallo
Robert M. Lallo

ABINGTON BANCORP, INC.

By:	/s/ James P. McDonough, President